News Release

CDI Corp. Declares Second Quarter 2014 Dividend

Philadelphia (May 2, 2014) - CDI Corp. (NYSE:CDI) today announced that its Board of Directors has authorized a second quarter 2014 dividend of $0.13 per share. The dividend is payable on May 30, 2014, to holders of record as of the close of business on May 16, 2014.

About CDI

CDI Corp. is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides global engineering & technology solutions and professional staffing services through its global business operations. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) subsidiary. Learn more at www.cdicorp.com

Contact:

Vincent J. Webb

Vice President, Investor Relations

(215) 636-1240

Vince.Webb@cdicorp.com